Exhibit 99.1

Media Contact:	Investor Contact:
Chris Olivera	David W. Carlson
Divisional Vice President,	Executive Vice President &
Corporate Communications	Chief Financial Officer
GameStop Corp.	GameStop Corp.
(817) 424-2130	(817) 424-2130

GameStop Corp. To Convert its Class B Common Stock into Class A Common Stock

Grapevine, TX (December 18, 2006) — GameStop Corp. (NYSE: GME; GME.B), the world’s largest video game and entertainment software retailer, today announced that its Board of Directors has approved, and recommended to the stockholders for approval, the conversion of its Class B common stock into Class A common stock on a one-for-one basis. The transaction is subject to the approval of a majority of the holders of GameStop’s Class B common stock.

“A single publicly traded class of common stock will alleviate confusion that resulted from the dual class structure, and will eliminate the historical trading disparities between the Class A and Class B stocks,” said R. Richard Fontaine, Chairman and Chief Executive Officer of GameStop.

After the transaction, holders of the Class A common stock will continue to have one vote per share on all matters submitted to a stockholder vote. Class B stockholders currently have ten votes per share.

GameStop expects to file a preliminary proxy statement with respect to the proposed meeting of Class B stockholders as promptly as practicable. The record date for the meeting has been set by the Board of Directors as the close of business on December 28, 2006. A complete description of the proposal will be included in the proxy statement for the special meeting, and Class B stockholders are encouraged to read the proxy statement before making any decision with respect to the proposal. GameStop will announce the time and place of the special meeting as soon as it is determined. GameStop expects the meeting to occur in January or February 2007.

About GameStop Corp.

Headquartered in Grapevine, TX, GameStop Corp. is the world's largest video game and entertainment software retailer. The company operates 4,633 retail stores across the United States and in fourteen countries worldwide. The company also owns two e-commerce sites, GameStop.com and EBgames.com, and Game Informer(R) magazine, a leading multi-platform video game publication. GameStop Corp. sells new and used video game software, hardware and accessories for next generation video game systems from Sony, Nintendo, and Microsoft. In addition, the company sells PC entertainment software, related accessories and other merchandise. General information on GameStop Corp. can be obtained at the company's corporate website: http://www.gamestop.com/corporate.